Exhibit 10.26
MERCANTILE CONSIGNMENT AGREEMENT entered into by Oculus Technologies de Mexico, S.A. de C.V., as Consignor, hereby represented by Everardo Garibay (hereinafter referred to as “OTM”); and on other side by Quimica Pasteur, S. de R. L., as Consignee, represented by Javier Orozco Gutierrez (hereinafter referred to as “QP”); and on the other side by Mr. Francisco Javier Orozco Gutierrez, acting on his own behalf as “Surety” (hereinafter indistinctively referred to as “Surety” or “JO”), in accordance with the following Background, Declarations and Clauses.
BACKGROUND
I. On June 16th, 2005, the Framework Agreement (hereinafter referred to as “Framework Agreement”) was entered into by the Surety (referred to in the Framework Agreement as “JO”); QP; Mr. Jorge Paulino Hermosillo Martin (referred to in the Framework Agreement as “JH”); OTM; and Oculus Innovative Sciences, Inc. (referred to in the Framework Agreement as “OIS”). This Framework Agreement describes the Background and the Declarations that have cause the Parties to execute this Mercantile Consignment Agreement.
II. That the Framework Agreement provides in its First Clause a series of Legal Acts that the Parties have been obligated to execute not later than July 1st, 2005. One of such Legal Acts is the execution of this Mercantile Consignment Agreement.
WHEREAS
I. OTM declares by means of its legal representative:
1. That the Background and the Declarations provided in the Framework Agreement shall be deemed to be expressed and inserted hereunder whenever they are applicable.
2. That its corporate purposes include the manufacture and commercialization of the Products (as such term is defined in the Framework Agreement).

3. That it is its desire and intention to execute this Mercantile Consignment Agreement for the distribution and sale within the national territory.
II. QP declares by means of its legal representative:
1. That the Background and the Declarations provided in the Framework Agreement shall be deemed to be expressed and inserted hereunder whenever they are applicable.
2. That its corporate purposes include the distribution and commercialization of all kinds of sanitary and pharmaceutical products within the Mexican Republic and before the execution of this Agreement it has commercialized Products manufactured by OTM, specially the product called “Microcyn 60”.
3. That as of this date, QP owes OTM the amount of $2,949,000.00 (two million nine hundread and forty nine thousand pesos 00/100 Mexican Currency), such debt arising out of the purchase of the Products to OIS and/or OTM (hereinafter referred to as “Recognized Debt”).
III. JO declares by his own right:
1. That the Background and the Declarations provided in the Framework Agreement shall be deemed to be expressed and inserted hereunder whenever they are applicable.
2. That he has legal capacity and he has no legal impediment to be obligated under the terms and conditions provided in this Agreement.
3. That as Surety of QP, he has offered OTM to guarantee the payment of the Recognized Debt as well as the payment of any other amount that QP owes OTM currently or in the future by virtue of this Agreement.
4. That he admits and states that all the facts mentioned in the Background of this Agreement are true and accurate.

IV. The Parties declare:
1. That they mutually recognize their personality for the execution of this Agreement.
2. That it is their intention to execute this Agreement and be obligated in each and all the terms provided hereunder.
3. That they acknowledge that the Background and Declarations provided under the Framework Agreement are deemed to be inserted whenever they are applicable.
NOW, THEREFORE the Parties agree as follows:
CLAUSES
FIRST. Purpose of the Agreement. By virtue of this Agreement and in accordance with article 392 of the Commerce Code, OTM, as Consignor, transmits and will transmit from time to time, the availability and not the ownership of the Products to QP, in order that QP pays a price for such Products once they have been sold during the term of this Agreement, or in order that such Products are returned to OTM by QP in case they are not sold within such term.
SECOND. Operation of the Consignment. The consignment and the selling of the Products under this Agreement shall be carried out as described below:
1. QP shall participate and offer the Products in the public bids, restricted invitations or acquisitions that are called by the different institutions, hospitals, clinics or entities of the public sector, whether they belong to the Federal Government or to any local government within the national territory. Hereinafter such institutions, hospitals, clinics or governmental entities shall be severally called “Governmental Clients”.
2. QP shall inform to OTM every two weeks about all and each of the bids, restricted invitations or acquisitions called by the Governmental Clients and shall be obligated to participate in such proceedings, unless OTM instructs otherwise. This bi-weekly report shall include, at least, the number of Products that the Governmental Client requires in the corresponding call as well as the terms and conditions of such call. In case it is necessary, OTM shall confirm the availability of the Products for such purposes.
3. The Parties shall agree the price of the Products that will be offered to the Governmental Clients in order to have such price included in the economic offer filed in accordance with the rules of the corresponding bid.
4. In case that QP does not win an acquisition process issued by the Governmental Clients in which it participates, QP agrees and shall be obligated to file, on his own cost, all the administrative and judicial resources and proceedings to challenge the resolutions of the Governmental Clients. The aforementioned provided that QP has been authorized by OTM as OTM shall be entitled to assess the convenience of filling such resources or proceedings.
5. OTM shall make the Products available to QP at the storages or establishments of QP or at the storages or establishments of OTM, at the option of OTM, and as it is more convenient in order to deliver the Products to the purchaser as per the terms of the sell carried out by QP.
6. The transportation of the Products and delivery expenses to the storages or establishments of QP shall be paid by OTM. The transportation of the Products and delivery expenses to the Governmental Clients shall be paid by QP.
7. QP shall not dispose of the Products other than for those purposes hereunder provided, even when such Products have not been sold.
8. QP is obligated to perform all the acts necessary for the conservation of the Products and the rights related to them. Notwithstanding, it is understood and agreed by the Parties that all the necessary expenses to comply with the obligation herein provided shall be paid by QP, and the Parties agree to waive to the provision included in the second paragraph of the section IV of the article 393 of the Commerce Code.
9. In view of the fact that the Products are actually delivered by OTM to QP, the risks of the Product shall be transmitted to QP.

10. Promotion and advertising of the Products shall be at QP’s expense. Promotion and Advertisement of the Products should be made with the prior approval of OTM.
THIRD. Payment to OTM of the sold Products. Once the Products have been sold or a contract has been awarded by a Governmental Client to QP, OTM shall invoice the price of the Products to QP deducting the compensation of QP as provided by Clause Fourth of this Agreement. QP shall pay such invoice within 5 (five) calendar days following the reception of such invoice. The invoice issued by OTM shall comply with all the applicable tax requirements.
The payment shall be made by check or bank transfer as per the instructions received by QP from OTM. If QP fails to pay the amount of the corresponding invoice within the term provided in the preceding paragraph, QP shall pay OTM late payment interests equivalent to the Average Fund Rising Cost Percentage or any other that replaces it, plus 2 (two) points, for all the time of delay and OTM shall be entitled to suspend the availability of Products without any previous judicial declaration or penalty, while the amount of the corresponding invoice remains unpaid.
The Parties agree that the payments received by QP for the selling of the Products shall be deposited in any of the bank accounts provided by OTM for such purpose.
In addition to the aforementioned, the provisions of the second and third paragraphs of Section IV of the article 393 of the Commerce Code shall be applicable.
FOURTH. Consignee’s Compensation. In accordance with the terms of the first paragraph of the section III of the article 393 of the Commerce Code, the Parties agree that QP shall receive a compensation to be agreed by the Parties from time to time over the selling price of the Products and QP shall receive such percentage directly from the amount received as payment for the sold Products. This compensation shall only and exclusively be earned for the sold Products and over the paid price, consequently, no compensation will be due to QP for the only reason of executing this Agreement. Furthermore, the provision included in the second paragraph of section III of the article 393 of the Commerce Code shall not be applicable.

The Parties agree that a portion of the revenue derived from the sales of the Products will be credited to payoff liabilities acquired by QP with vendors before the execution of this Contract. This amount will be adjusted by OTM accordingly.
FIFTH. Effects of the Termination of the Agreement. Additionally to the effects for the termination provided by the Framework Agreement, in case of termination of this Agreement for whatever cause, the Products that have been made available to QP and that at the date of termination have not been sold, shall be returned to OTM within the following 5 (five) working days. The Products shall be delivered at the storage or establishment determined by OTM and the cost of such delivery shall be paid by QP. QP shall not be entitled to receive any compensation for such Products.
SIXTH. Exclusiveness and Non Compete. By virtue of this Agreement, QP shall be obligated to sell and commercialize the Products exclusively; QP shall not be able to sell or commercialize any other sanitary or pharmaceutical product or acquire the Products or any other product from a person other than OTM. Additionally, QP shall be obligated not to contract by its own or through third parties, whether for its own benefit or for any company directly or indirectly related to QP, JO or JH, or any of its relatives in any grade, the acquisition of the Products for their selling to any third party, including the Governmental Clients.
Unless OTM has given an express and written authorization, the Products shall be sold or commercialized only and exclusively to Governmental Clients.
On the other hand, OTM shall be able to commercialize the Products to any person in Mexico and QP shall be obligated to inform OTM, at any time, about any potential client interested in the purchase or distribution of the Products. QP shall also be obligated not to compete with OTM in any sale, commercialization or distribution carried out by OTM to Governmental Clients when OTM decides to carry out such sale on its own or through any third party.
SEVENTH. Guarantee. JO shall be liable for each and all the obligations assumed by QP under this Agreement, in accordance with the provisions of articles 2794 of the Civil Code for the Federal District, in the understanding that their obligation shall be joint with QP and not subsidiary, which means that OTM may demand directly to JO the liability incurred by QP withdrawing to the benefit of preference and excussion under the terms of articles 2816 section I and 2823 of the Civil Code for the Federal District.
EIGHTH. Application of the Framework Agreement. The Parties acknowledge and accept that all the provisions of the Framework Agreement shall be applicable to this Agreement unless there is a specific provision in this Agreement. In case of controversy, the provisions of the Framework Agreement shall prevail. In a declarative way, but not limited, the following clauses of the Framework Agreement shall be applicable to this Agreement: Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth and Sixteenth, which are deemed to have been inserted hereunder.
IN WITNESS WHEREOF about the content and the scope of this Consignment Agreement, the Parties sign it on June 16th, 2005, each party keeping an original.

/s/ Everardo Garibay	/s/ Francisco Javier Orozco Gutiérrez

Oculus Technologies de Mexico, S.A. de	Quimica Pasteur, S. de R.L. de C.V.
C.V. Represented by Everardo Garibay	Represented by Francisco Javier Orozco Gutiérrez

/s/ Francisco Javier Orozco Gutiérrez

Francisco Javier Orozco Gutiérrez as Surety